Exhibit 99.(p)(1)

CODE OF ETHICS AND PERSONAL ACCOUNTS TRADING POLICY

This Code of Ethics and Personal Accounts Trading Policy (the “Code of Ethics”) applies to (i) Avenue(81) (including any Registered Fund Adviser(82)) and all employees and other supervised persons of Avenue, including certain consultants and other third parties that Avenue requires be subject to its policies and procedures (hereinafter collectively referred to as “Adviser Employees”), and (ii) all employees, officers and trustees of each Registered Fund (“Registered Fund Personnel”) who are “Access Persons”(83) of such Registered Fund.(84) For purposes of this Code of Ethics, Adviser Employees and such Registered Fund Access Persons are referred to as “Designated Employees.”

Designated Employees are generally prohibited from purchasing securities of individual companies (e.g., Yahoo, G.E., etc.). However, certain securities transactions are permitted, subject to compliance with the policy and procedures set forth herein.

The Chief Compliance Officer(85), in his or her sole discretion, may waive the requirements of this Code of
Ethics, provided the waiver is not inconsistent with the intent of this Code of Ethics. In addition, the

(81)                            For purposes of this Code of Ethics, “Avenue” shall mean Avenue Capital Management II, L.P., Avenue Asia Capital Management, L.P., Avenue Europe International Management, L.P., 12th Avenue Management, L.P. and Avenue Europe Management, LLP.

(82)                            For purposes of this Code of Ethics, “Registered Fund Adviser” means, any Avenue investment adviser of a Registered Fund (as defined below).

(83)                            For purposes of this Code of Ethics, “Access Person” of a Registered Fund includes:

(A)  (i) any trustee, director, officer, partner or employee of the Registered Fund or Avenue (or of any company in a control relationship to the Registered Fund or Avenue), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Registered Fund or Avenue who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of securities by the Registered Fund and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Registered Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Registered Fund regarding the purchase or sale of securities; and

(B)  any of Avenue’s supervised persons: (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Avenue, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of Avenue.

(84)                            For purposes of this Code of Ethics, “Registered Fund” means, as applicable, the Avenue Income Credit Strategies Fund (the “Closed-End Fund”), the Avenue Mutual Funds Trust (the “Open-End Fund”) and any other registered investment company advised by the Adviser that has adopted this Code of Ethics.

(85)                            References in this Code of Ethics to the Chief Compliance Officer mean, (i) in the case of Adviser Employees, the Chief Compliance Officer of Avenue (including in his capacity as Chief Compliance Officer of the Closed-End Fund’s and the Open-End Fund’s adviser) and (ii) in the case of Employees who are not Adviser Employees, the Chief Compliance Officer of the applicable Registered Fund.

reporting and approval required for Access Persons of a Registered Fund who are not employees of Avenue may be executed through the PTA system on a proxy basis.

I.                                              Purpose of the Code of Ethics

Rule 17j-1 under the Investment Company Act and Rule 206(4)-7 of the Advisers Act require, among other things, a registered fund and investment advisers to adopt a Code of Ethics containing provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by Rule 17j-1(b) and prohibited conduct under the Advisers Act and Rules. This Code of Ethics constitutes the Code of Ethics of each Registered Fund and the Fund Adviser (e.g., the Avenue advisers to the Avenue Income Credit Strategies Fund (the “Closed-End Fund”) and the Avenue Mutual Funds Trust (the “Open-End Fund”).

II.                                          Prohibited Conduct

Pursuant to the Investment Company Act and the Advisers Act, it is unlawful for Adviser Employees and Registered Fund Personnel to:

•                                               employ any device, scheme or artifice to defraud the Registered Fund

•                                               make any untrue statement of a material fact to the Registered Fund (and, in the case of Adviser Employees, the Registered VK Fund) or fail to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they were made, not misleading;

•                                               engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Registered Fund; or

•                                               engage in any manipulative practice with respect to the Registered Fund,

in connection with the purchase or sale (directly or indirectly) by such persons of a security “held or to be acquired”(86) by the Registered Fund.

All Designated Employees are prohibited hereby from violating Rule 17j-1(b).

III.                                                    Definition of a “Personal Account”

For purposes of this Code of Ethics, a “Personal Account” includes any account in which any Designated Employee has a direct or indirect beneficial (i.e., pecuniary) interest or trading discretion, including the accounts of:

•                                               a Designated Employee’s spouse (other than a legally separated or divorced spouse);

(86)

With respect to a Registered Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) Is or has been held by the respective fund; or (B) Is being or has been considered by the respective fund or its investment adviser for purchase by the respective fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

•                                          any other family member who resides with a Designated Employee or whose account is managed by a Designated Employee; and

•                                          any other account, except funds and accounts managed by Avenue and its affiliates, when a Designated Employee or an individual specified above has a pecuniary interest in the account or exercises control over the account, including a trust or partnership account. For the avoidance of doubt, “Personal Account” includes Avenue’s MAGs Accounts, which are proprietary accounts that only transact in trade claims.

Designated employees are cautioned that under the federal securities laws, a wide variety of indirect interests, or accounts over which Designated Employees may exercise direct or indirect control or influence, may constitute a Personal Account. In case of any doubt or uncertainty, Designated employees are strongly urged to discuss the applicability of these rules with the Chief Compliance Officer.

For purposes of this Code of Ethics, Personal Accounts do not include any account over which the Designated Employee has granted a paid third party investment discretion, but only if the third party has full discretion and the Designated Employee does not issue instructions to the third party or have influence over the specific transactions executed for the account. However, Designated Employees may not give discretion to manage an account to a family member for purposes of evading this Code of Ethics. A designated Employee that opens a discretionary personal account shall provide the Chief Compliance Officer or his designee with a letter from his or her broker in a form satisfactory to the Firm that the Designated Employee does not have discretion over the account. The Designated Employee shall also certify on a periodic basis that he or she has not attempted to influence the securities to be purchased or sold in such account.

IV.                                                                    Types of Accounts Included in the Personal Account Trading Policy

This policy applies to any Personal Account in which securities transactions may be executed or in which securities may be held, including, without limitation:

•                                          brokerage accounts, including IRA accounts;

•                                          safety deposit box, lock-box or bank vault, holding certificated securities or private placement agreements;

•                                          401K accounts (unless the plan is limited to holding SEC registered open-end mutual funds, then such accounts do not need to be reported);

•                                          fund accounts, if such account can hold privately placed funds, funds formed under the laws of a jurisdiction other than the U.S., ETFs or closed end funds; and

•                                          non-U.S. bank accounts or accounts at financial institutions (such as asset management companies or insurance institutions), if such accounts have the ability to trade in or hold securities.

•                                          Designated Employees who are located in the United States are required to use reasonable efforts to maintain their personal brokerage accounts with brokers that provide data in an electronic format. If a United States based Designated Employee maintains a Personal Account at a brokerage firm that does not provide transaction and holdings information electronically, the Designated Employee shall use his or her reasonable efforts to instruct the broker to provide such information electronically. Otherwise, the Employee may be required to move their personal brokerage account to one of the approved brokers as designated by the Chief Compliance Officer.

V.                                         Securities Subject to Personal Trading Requirements

For purposes of the Code of Ethics, the term “security” is interpreted very broadly and includes, without limitation, stocks, bonds, notes, bills, debentures and includes puts, calls, other options, rights or futures based on securities and, for this Code of Ethics only, trade claims and bank debt.(87)

VI.                                     Trading on Personal Accounts

This Personal Account trading policy is restrictive. Specifically, Designated Employees may not trade in securities, including, without limitation, initial public offerings (“IPO”), except as set forth in this policy.

ARTICLE 1Personal Account Transactions Where No Pre-Approval or Reporting Is Required

The following types of securities are excluded from the personal trading policies and procedures, including Designated Employee pre-approval and reporting requirements:

•                                          direct obligations of the Government of the United States;

•                                          bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (i.e., any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

•                                          U.S. registered money market fund shares;

•                                          shares of open-end mutual funds; however, open-end mutual funds that are advised or sub-advised by Avenue or its affiliates require pre-approval of the Adviser;

•                                          currencies; and

•                                          shares issued by unit investment trusts that are invested exclusively in one or more open-ended fund.

ARTICLE 2Personal Account Transactions Where Pre-Approval Is Required

The following securities transactions may be made only upon obtaining pre-approval from the Chief Compliance Officer (or his designee):

•                                          direct obligations of any city or state government in the U.S.;

•                                          direct obligations of foreign governments;

•                                          mutual or money market funds formed under the laws of a foreign jurisdiction;

•                                          auction rate securities;

(87)                            While bank debt and trade claims may not be defined as securities by the SEC, we are including them as securities for our personal trading policy because these are investments made by the Funds and personal trading in these investments could cause a conflict.

ETFs, which are index funds that represent a passively held basket of stock that reflects the composition of an index (e.g., Diamonds or Spiders);

•                                          employer-granted options (including the exercise and sale of the underlying common stock) Note: With pre-approval from the Chief Compliance Officer, a Designated Employee may enter hedging transactions for the purpose of hedging Designated Employee stock and option grants held by the Employee;

•                                          closed-end funds;

•                                          shares of open-end mutual funds that are advised or sub-advised by Avenue or its affiliates;

•                                          private placements and other unregistered offerings (including, without limitation, private funds and private equity funds); and

•                                          the purchase, by a Designated Employee, of securities of a company pursuant to a rights offering made to existing shareholders up to an amount equal to such employee’s pro-rata holdings in the company.

Any Personal Account transactions made by the Chief Compliance Officer requiring pre-approval must be pre-approved by a managing member of Avenue or the Managing Director of Avenue’s Legal Department.

VII.                                                 Personal Account Pre-Approval Process

Designated Employees may transact in any of the above listed securities by completing the electronic Trading Pre-Approval form in the PTA System and receiving approval from the Chief Compliance Officer or his designee.

Avenue’s Compliance Department, will confirm that Avenue has not traded the security in the past five trading days (and has no present intent to transact in such security) with the applicable portfolio manager(s) and confirm that such security is not on the Focus List or Restricted List maintained by Avenue. Depending on the liquidity of the security being traded (e.g. highly liquid securities like spider options) the applicable portfolio manager may approve an Employee’s trade even when the Firm has traded the security in the prior five trading days or may trade such security in the future. The Chief Compliance Officer or his designee shall approve or deny transactions and will notify the Designated Employee of pre-clearance. Notification of approval or denial to trade may also be made verbally or by email for a Designated Employee who is not on premises at the time the request is made. Verbal or email approval must also be documented in the PTA System.

Any pre-approval given will remain in effect only for the day on which approval is granted and the business day immediately following the pre-approval date (i.e., approval is only good for two days, also known as T+1; provided, however, that privately placed securities transactions are not required to close in T+1). If the transaction is not completed within the T+1 preclearance window, pre-approval must be obtained again. This procedure also must be followed for any uncompleted portion of a previously approved transaction.

If the Chief Compliance Officer later determines that execution of a previously approved trade for a Personal Account could create the appearance of impropriety, the Designated Employee may be required to forfeit the profits obtained or losses avoided, if any, in the trade.

VIII.                                   Reporting Procedures

All Designated Employees within 10 days of commencing employment and annually thereafter must report the following:

•                                          Personal Accounts. In addition, all accounts opened during a Designated Employee’s employment must be promptly reported;

•                                          All securities holdings for which such persons are direct or indirect beneficial owners or have investment discretion (i.e., holdings in any Personal Account); and

•                                          All securities transactions no less frequently than quarterly.

In addition, all Designated Employees must certify annually that their personal investment holdings, as submitted to the Chief Compliance Officer, are accurate. Lastly, to the extent an Employee has a personal brokerage account over which they do not have discretion, that Employee and the broker with discretion must periodically, but not less than annually certify that the Employee did not try to exercise any discretion with respect to any transaction.

The Chief Compliance Officer must identify the Designated Employees required to provide the reports required under this Section VIII and must inform such Designated Employees of their reporting obligation.

The above certifications will be made in the PTA System (or by such other means as the Chief Compliance Officer determines).

Designated Employees may not open new trading accounts without the prior approval of the Chief Compliance Officer. Absent special circumstances, the Chief Compliance Officer does not expect to approve new accounts with a brokerage firm unless Avenue will receive Personal Account transaction confirmations and holdings statements electronically from such broker.

IX.                                     Exceptions

The reporting procedures in Section 8 above do not apply to accounts over which a Designated Employee has granted a third party investment discretion, as described in Section 3 of the Code of Ethics. In addition, any trustee or director of a Registered Fund, as the case may be, that is not an interested person of such Registered Fund (a “Disinterested Trustee”) need not follow the reporting procedures described above. A Disinterested Trustee that is an Access Person need only report a transaction in a security in a quarterly transaction report if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Registered Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Fund or the purchase or sale of such security was being considered by the Fund or the Adviser.

X.                                         Sanctions

Violations of the Code of Ethics may result in disgorgement of profits, monetary and other penalties,

censure, suspension or termination of employment. Failing to comply with the Code of Ethics may also violate federal and state laws. Concerns about potential violations of the Code of Ethics should be reported immediately to the Chief Compliance Officer.

XI.                                     Reports to Boards of Trustees of each Registered Fund and of the Registered VK Fund (the “Board”)

No less frequently than annually, the Registered Fund’s Chief Compliance Officer, on behalf of the Registered Fund, and the respective Registered Fund Adviser must each furnish to the Registered Fund’s Board and the Board must consider, a written report that:

•                                          describes any issues arising under the Code of Ethics or procedures since the last report to such Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

•                                          certifies that a Registered Fund or the Registered Fund Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

XII.                                     Recordkeeping

The Chief Compliance Officer will arrange for records to be maintained relating to compliance with the Code of Ethics as follows:

•                                          a copy of the Code of Ethics and amendments thereto;

•                                          a record of any violation of the Code of Ethics and any action taken as a result of the violation;

•                                          a record of all written acknowledgments by each Employee that she/he has received the Code of Ethics and any amendments thereto;

•                                          Record of all persons (within the last 5 years) required to make reports under the Code of Ethics;

•                                          Code of Ethics reports;

•                                          Records of decision (and supporting reasons) to allow persons covered by the Code of Ethics to purchase securities; and

•                                          A record of each brokerage statement provided by Designated Employees (or each transaction and holdings report made by Employees in lieu of such brokerage statements).